EXHIBIT A
                 AMENDMENT TO THE 1996 EQUITY PARTICIPATION PLAN
                                       OF
                        BRISTOL TECHNOLOGY SYSTEMS, INC.

     This Amendment to The 1996 Equity Participation Plan of Bristol Technology Systems, Inc. (the "Corporation") is effective as of April 7, 1997 for the benefit of the Corporation's eligible employees, consultants and directors.

                              W I T N E S S E T H:

     WHEREAS, the Corporation has provided certain employees, consultants and directors the opportunity to participate in the Corporation's 1996 Equity Participation Plan (the "Plan");

     WHEREAS, the Board of Directors of the Corporation believe it is in the best interest of the Corporation to amend the Plan by the amendment provided below;

     WHEREAS, the remaining terms and conditions of the Plan shall remain in full force and effect; and

     NOW, THEREFORE, in consideration of the mutual promises made herein and in consideration of the benefit to be received from the mutual observance of the covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

         Article II, Section 2.1(a) shall be amended in its entirety as follows:

     2.1 Shares Subject to Plan.

     (a) The shares of stock subject to the Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $.001 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed Two Million Four Hundred Fifty Thousand (2,450,000). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

         IN WITNESS WHEREOF, the Board of Directors of the Corporation has adopted this Amendment as of the day and year first above-written.

                                     BRISTOL TECHNOLOGY SYSTEMS,INC.


                                       By:  /s/Paul Spindler
                                            ------------------------
                                            Paul Spindler, Secretary